Summary of DTE Electric Company Rate Order (Case U-20162)
May 3, 2019

On May 2, 2019, the Michigan Public Service Commission (“Commission” or “MPSC”) issued an order in DTE Electric’s (“DTE Electric”) rate case. This document provides a summary of the Commission’s order. The Commission’s full order is available on the MPSC’s website (http://efile.mpsc.state.mi.us/efile/) under case number U-20162.

The MPSC order authorized DTE Electric to raise base rates by $125 million and approved a return on equity (“ROE”) of 10%. Combined with the expiration of the Tax Cuts and Jobs Act of 2017 credit of $148 million, DTE Electric is authorized to increase revenues by $273 million. The Commission directed DTE Electric to implement rate changes for service rendered on and after May 9, 2019.

DTE Electric filed an application on July 6, 2018 with supporting direct testimony and exhibits initially seeking a general rate increase of approximately $328 million based on a projected twelve month test period ending April 30, 2020. The need for the rate increase was driven primarily by DTE Electric’s capital investment of more than $1.8 billion since the last general rate case to replace aging distribution system infrastructure and to invest in the DTE Electric’s long-term generation assets, lower sales, inflation and working capital increases due primarily to changes in retiree benefit costs. The $328 million rate request was subsequently reduced to $249 million to primarily reflect the final depreciation rates approved in Case U-18150.

Reconciliation of MPSC’s final order from the DTE Electric’s request

	Amount
Item	($ millions)	Description
DTE Electric Position	$249*
Return on Equity	(45)	10% vs 10.5%
Capital Structure	(12)	50/50 vs 51/49
Incentive Comp	(27)
O&M	(18)	Primarily inflation
Rate Base	(13)
Other	(9)
MPSC 5/2/2019 Order	$125

*DTE Electric’s filed position of $328 million was adjusted for final depreciation rates ($65 million) and other adjustments ($14 million)
Summary of Key Components Approved in the Commission Order

Total Rate Base
Approved a projected total rate base of $17 billion, including net plant ($15.58 billion) and working capital ($1.48 billion). The approved rate base amount included in final rates was less than 1.0% (approximately $114 million) different than DTE Electric’s filed amount of $17.2 billion.

Sales Load Forecast
Adopted the DTE Electric’s sales forecast - Service area sales forecast of 46,327 GWh for projected period (41,427 bundled; 4,900 choice).

Electric Vehicles (Charging Forward Program)
Approved the DTE Electric’s $13 million EV pilot program and approved its request for regulatory asset treatment.

Tree Trim
Granted $95 million of O&M for the DTE Electric’s tree trim program and the first three years of the surge program for total incremental spend of $188 million.

Infrastructure Recovery Mechanism (IRM)
Denied proposed IRM.

DTE Energy

DTE respects the decision of the Commission and its support of our efforts to modernize the electric infrastructure within our service territory.

For further information, please contact Barbara Tuckfield, DTE Energy, 313.235.1018 or John Dermody, DTE Energy, 313.235.8750.